                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

   Filed by the registrant [X]
   Filed by a party other than the registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary proxy statement
   [X]  Definitive proxy statement
   [ ]  Definitive additional materials
   [ ]  Soliciting material pursuant to Rule 14a-12

                          CURTISS-WRIGHT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

   Payment of filing fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        (5) Total fee paid:

--------------------------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:

--------------------------------------------------------------------------------

       (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

       (3) Filing party:

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       (4) Date filed:

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


                           CURTISS-WRIGHT CORPORATION
               1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  CURTISS-WRIGHT CORPORATION:

    Notice is hereby given that the Annual Meeting of Stockholders of Curtiss-Wright Corporation, a Delaware corporation, will be held at the Renaissance Meadowlands Hotel, 801 Rutherford Avenue, Rutherford, New Jersey on Friday, May 4, 2001, at 2:00 p.m., for the following purposes:

        (1) To elect eight directors, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been elected and shall qualify;

       (2) To appoint independent accountants for the current year, PricewaterhouseCoopers LLP having been nominated as such by the Board of Directors; and

        (3) To consider and transact such other business as may properly come before the meeting.

    Only record holders of common stock at the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting (the 'meeting'). A list of such holders will be available for examination by any stockholder at the meeting and at the offices of the Corporation, 1200 Wall Street West, Lyndhurst, New Jersey 07071, during the ten days preceding the meeting date.

    All stockholders are cordially invited to attend the meeting in person. Stockholders who plan to attend the meeting in person are nevertheless requested to sign and return their proxies to make certain that their stock will be represented at the meeting should they be prevented unexpectedly from attending.

                                           By Order of the Board of Directors,

                                                           BRIAN D. O'NEILL
                                                                  Secretary

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

March 2001

                           CURTISS-WRIGHT CORPORATION
               1200 WALL STREET WEST, LYNDHURST, NEW JERSEY 07071
                                PROXY STATEMENT

    This proxy statement is being furnished by Curtiss-Wright Corporation (hereinafter called the 'Corporation' or the 'Company') on or about March 23, 2001 in connection with the solicitation of proxies for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the foregoing notice of annual meeting of stockholders.

    As of March 5, 2001, the record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting, there were 10,050,468 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of stock is entitled to one vote.

    The proxy card provides space for a stockholder to withhold voting for any or all nominees for the board of directors, and to abstain from voting for the appointment of independent accountants. The election of directors requires a plurality of the votes cast while the approval of the appointment of independent accountants requires the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. An abstention will be treated as a negative vote with respect to each matter other than the election of a director as to whom the stockholder abstained. As to broker non-votes, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, the shares represented by the non-votes will not be considered as present and entitled to vote with respect to that matter.

    Where a specific designation is given in the proxy with respect to the vote on the election of directors or the appointment of independent accountants, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted in favor of the directors named below and in favor of the appointment of independent accountants. Any proxy given pursuant to this solicitation may be revoked by the stockholder giving it at any time before its use by delivering to the Secretary of the Corporation at the above address of the Corporation, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                        PERSONS MAKING THE SOLICITATION

    This solicitation of proxies is made on behalf of the board of directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the stock of the Corporation. In addition, a number of employees, officers and directors of the Corporation (none of whom will receive any compensation therefore in addition to his regular compensation) may solicit proxies. The solicitation will be made by mail and in addition, the telephone, telegrams, facsimile and other electronic communication and personal interviews may be utilized.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Stockholders of the Corporation may submit proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Corporation in a timely manner. In order to be included in the Corporation's proxy materials for the annual meeting of stockholders to be held in the year 2002, stockholder proposals must be received by the Secretary of the Corporation no later than November 8, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of

1934, as amended (the 'Exchange Act'). All notices of proposals by stockholders, whether or not included in the Corporation's proxy materials, should be sent to Curtiss-Wright Corporation, 1200 Wall Street West, Lyndhurst, New Jersey 07071,
Attention: Corporate Secretary. The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. Pursuant to amended SEC Rule 14a-4(c)(1), the Corporation shall exercise discretionary voting authority to the extent conferred by proxy with respect to shareholder proposals received after January 22, 2002.

                                APPRAISAL RIGHTS

    Holders of Curtiss-Wright common stock are not entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware in connection with any of the matters discussed in this proxy statement.

                                RECAPITALIZATION

    The Company and Unitrin, Inc. ('Unitrin'), the holder of approximately 44% of the Company's outstanding capital stock, announced a series of transactions that will permit Unitrin to distribute to its stockholders in a tax-free distribution the approximately 4.4 million shares of the Company's common stock currently held by Unitrin. In order to permit this distribution to be tax-free for U.S. federal income tax purposes, the Company proposed to make certain changes to its capital structure.

    The proposed transactions (the 'recapitalization') between the Company and Unitrin will result in the creation of a new class of common stock of the Company. The recapitalization is being proposed because current U.S. federal income tax law requires that, in order for the distribution to be tax-free to Unitrin and its stockholders, Unitrin must own, at the time of the distribution, capital stock of the Company having the right to elect at least 80% of our board of directors, and must distribute all of that stock to its stockholders in a single transaction. The Company's common stock currently held by Unitrin will be converted on a one for one basis into approximately 4.4 million shares of Class B common stock of the Company. Unitrin will distribute all of the Class B common stock issued to Unitrin in the recapitalization to its stockholders immediately following the recapitalization. Each Curtiss-Wright stockholder other than Unitrin will retain its shares of Curtiss-Wright common stock. Due to continuing consideration of the recapitalization, the filing date of February 16, 2001 for the proxy statement relating to the recapitalization, as mentioned in the Company's 2000 Annual Report, has been postponed, but the Company anticipates filing such proxy statement in the first half of 2001. The distribution of the Class B common stock is also expected to be completed in the first half of 2001, subject to, among other things, approval of the tax-free status of the distribution by the Internal Revenue Service and approval by the stockholders of the Company at a Special Meeting of Stockholder also anticipated to be held in the first half of 2001.

    If the Recapitalization and related corporate governance amendments are approved by the stockholders of the Company, as detailed below, the holders of shares of Class B common stock will be entitled to elect at least 80% of our board of directors. The holders of shares of common stock will have the right to elect the remaining members of our board of directors. In all other respects the rights of the holders of the common stock and the Class B common stock will be identical, including with respect to voting rights on fundamental transactions affecting the Company. The minimum number of directors on our board will be set at five so the holders of common stock will always be assured of representation.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    At this Annual Meeting eight directors are to be elected, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been duly elected and shall qualify. Each nominee has been recommended for election by the committee on directors and governance of the board of directors and by the board. In the event that any such nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee. However, the board of directors has no reason to believe that any of the nominees described below will be unavailable for election.

    The eight nominees listed below to serve one-year terms of office are currently directors of the Company and have indicated their willingness to serve. However, if any nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for the nominee designated by the present board to fill the vacancy. The term of office of each person elected as a director will continue until the 2002 annual meeting or until a successor has been elected and qualified.

    The Board of Directors recommends that the stockholders vote 'FOR' the nominees listed below:

                                                                                                   YEAR
                              BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION FOR LAST FIVE          FIRST
                                   YEARS; DIRECTORSHIPS IN PUBLIC CORPORATIONS AND               ELECTED
         NAME                                 INVESTMENT COMPANIES; AGE                          DIRECTOR
         ----           ----------------------------------------------------------------------   --------
Martin R. Benante       Chairman of the Board of Directors and Chief Executive Officer of          1999
                        Curtiss-Wright Corporation since April 2000; formerly President and
                        Chief Operating Officer from April 1999 to April 2000; formerly
                        Vice-President of the Corporation since April 1996; formerly
                        President of Curtiss-Wright Flow Control Corporation from March 1995 to April 1999; Age 48.
James B. Busey IV       Aviation safety and security consultant, April 1996-present;               1995
                        Director, Mitre Corporation since February 1995; Director, Texas
                        Instruments, Incorporated since July 1993; President and Chief
                        Executive Officer of Armed Forces Communications and Electronics
                        Association, September 1993-April 1996; Age 68.
David Lasky             Director, Primex Technologies, Inc. from January 1997 to                   1993
                        January 2001; formerly Chairman of the Board of Directors of
                        Curtiss-Wright Corporation from May 1995 to April 2000; formerly
                        Chief Executive Officer of Curtiss-Wright Corporation from April 1993 to April 2000; Age 68.
S. Marce Fuller         Director, Mirant Corporation, since July 1999; President and Chief         2000
                        Executive Officer of Mirant Corporation, since July 1999; formerly
                        President and Chief Executive Officer of Mirant Americas Energy
                        Marketing, LP. February 1998-November 1999; formerly Chief Executive
                        Officer of Mirant Americas Energy Marketing, LP, September
                        1997-October 1998; formerly Executive Vice-President of Mirant
                        Corporation from October 1998 to July 1999; formerly Senior Vice
                        President of Mirant Corporation from May 1996 to September 1998;
                        formerly Vice President of Mirant Corporation 1994-1996; Age 40.
William B. Mitchell     Director, Mitre Corporation since May 1997; Director, Primex               1996
                        Technologies, Inc. from January 1997 to January 2001; Vice Chairman,
                        1993-1996, Director, 1990-1996 and Executive Vice President, 1987-1993
                        of Texas Instruments Incorporated; Chairman, American Electronics
                        Association, September 1995-September 1996; Age 65.
John R. Myers           Chairman, Tru-Circle Corporation since June 1999; Director, Iomega         1996
                        Corporation since 1994; limited partner of Carlisle Enterprises, a venture capital group, since 1993; Consultant, UNC, Inc.,
                        August-December 1996; Chairman of the Board of Garrett Aviation
                        Services, 1994-1996; Age 63.
William W. Sihler       Professor of Business Administration, Darden Graduate School of            1991
                        Business Administration, University of Virginia; Age 63.
J. McLain Stewart       Director, McKinsey & Company, Management Consultants, until 1997;          1989
                        Age 84.

OTHER DIRECTORSHIPS

    Directors of the Company are presently serving on the following boards of directors of other publicly held companies:

              NAME OF DIRECTOR                                    COMPANY
              ----------------                                    -------
James B. Busey IV............................  Texas Instruments, Inc.
                                               Mitre Corporation
S. Marce Fuller..............................  Mirant Corporation
                                               BEWAG AG (Supervisory Board)
William B. Mitchell..........................  Mitre Corporation
John R. Myers................................  Iomega Corporation

CERTAIN LEGAL PROCEEDINGS

    On January 14, 1999, Mobile Energy Services Company, LLC (MESC) and its parent company Mobile Energy Services Holdings, Inc. (MESH) -- both indirect subsidiaries of Southern Company -- filed voluntary petitions for Chapter 11 bankruptcy relief in the U.S. Bankruptcy Court for the Southern District of Alabama. Ms. Fuller has served as a vice president of MESC since 1995 and she served as president and chief executive officer of MESH from August 1997 to January 1999.

    MESC was and is the owner and operator of a facility that was intended to generate electricity, produce steam, and process black liquor as part of a pulp and paper complex in Mobile, Alabama owned by Kimberly-Clark Tissue Company
(KCTC), with which MESC had entered into long-term operating and energy services agreements in late 1994. The bankruptcy filings were in direct response to KCTC's announcement in May 1998 of plans to close its pulp mill, effective September 1, 1999. On February 8, 2000 MESC, MESH and KCTC entered into a comprehensive, conditional settlement agreement, approved by the Bankruptcy Court, under which KCTC has agreed to pay $53 million and other sums in damages to MESC and MESH, and to grant MESC and MESH certain use and purchase rights to the closed pulp mill and its facilities. In return, MESC agreed to reduce the energy charges to KCTC's tissue mill and to grant KCTC releases of a variety of claims asserted by MESC against KCTC related to the closure of the pulp mill. That settlement was subject to several conditions that had to be satisfied by mid-February 2001 and that now appear unlikely to be satisfied. If that settlement agreement expires due to the failure of those conditions, MESC is expected to continue operating as a debtor in possession under existing contractual arrangements with the mill owners while it explores other restructuring options.

BENEFICIAL OWNERSHIP

    The following table sets forth information concerning the ownership of common stock of the Corporation by each director and nominee, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group, as of February 1, 2001. The shares are owned directly and the owner has the sole voting and investment power in respect thereof. As of February 1, 2001, none of these individuals owned any common stock of Unitrin, Inc., or Argonaut Group, Inc.

                                                                                       % OF
                                                               NUMBER OF SHARES    OUTSTANDING
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED   COMMON STOCK
                  ------------------------                    ------------------   ------------
Martin R. Benante(1)........................................        19,616           (2)
Robert A. Bosi(3)...........................................        24,496           (2)
James B. Busey IV(4)........................................         2,276           (2)
David Lasky(5)..............................................       112,956               1%
S. Marce Fuller(6)..........................................           389           (2)
William B. Mitchell(7)......................................         1,670           (2)
John R. Myers(7)............................................         1,082           (2)
Gerald Nachman(8)...........................................        72,357           (2)
Brian D. O'Neill(9).........................................        10,370           (2)
William W. Sihler(7)........................................         1,015           (2)
J. McLain Stewart(10).......................................           916           (2)
George J. Yohrling(11)......................................        26,023           (2)
Directors and Executive Officers as a group
  (15 persons)(12)..........................................       285,241             2.8%

---------

 (1) Of the total number of shares, 18,682 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (2) Less than one percent.

 (3) Of the total number of shares, 20,962 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (4) Includes 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors and fractional shares purchased pursuant to a broker dividend reinvestment plan.

 (5) Of the total number of shares, 61,114 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (6) Shares are restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

 (7) Includes 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors.

 (8) Of the total number of shares, 38,371 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

 (9) Of the total number of shares, 5,248 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

(10) This consists of 516 shares of restricted common stock issued pursuant to the Corporation's 1996 Stock Plan for Non-Employee Directors and 400 shares which are indirectly beneficially owned as custodian pursuant to the Uniform Gift to Minors Act.

(11) Of the total number of shares, 19,304 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

(12) Of the total number of shares, 172,040 represents the number of shares that may be acquired within 60 days upon the exercise of options granted under the Corporation's 1985 Stock Option Plan and 1995 Long-Term Incentive Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal year 2000, there were no material proceedings to which any director, nominee, or executive officer of the Corporation is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation. No director, nominee or executive officer has been indebted in excess of $60,000 to the Corporation or any of its subsidiaries during the last fiscal year.

    During fiscal year 2000, the Corporation entered into a retirement and consulting arrangement with David Lasky which provided for his retirement as of April 10, 2000, from his position as chairman and chief executive officer of the Company and each of its affiliates for all purposes. The agreement further provides that Mr. Lasky shall serve as a consultant to the Company commencing on his retirement date and ending on April 9, 2003. In connection with his retirement and pursuant to the agreement, Mr. Lasky was paid a lump sum payment of $600,000 (less applicable withholding taxes) 30 days following his retirement.

    During the 12-month period commencing on the first anniversary of Mr. Lasky's retirement, the Company will pay Mr. Lasky, over 12 equal monthly installments, a consulting fee at the annual rate of $300,000. During the 12-month period commencing on the second anniversary of Mr. Lasky's retirement, the consulting fee will be at the annual rate of $200,000. The agreement also provides for the continuation of medical, dental and prescription drug coverage under the Company's program for him and his spouse until October 9, 2004 and the payment of all premiums thereafter for medigap coverage for the remainder of their lives. Mr. Lasky will also be provided financial counseling services until December 31, 2002.

    Mr. Lasky remains a member of the Company's board of directors subject to subsequent election by the shareholders. During the consulting period, Mr. Lasky is not entitled to compensation for serving as a member of the board. The Company's obligations under the consulting arrangement are not dependent upon Mr. Lasky's continued service as a member of the board of directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of filings under Section 16(a) of the Exchange Act, as amended, received by it, or written representations from certain reporting persons, the Corporation believes that during fiscal-year 2000, all Section 16(a) filing requirements were met.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

    During 2000 the board of directors held eight meetings. All of the directors attended at least 91% of the aggregate of all meetings in 2000 of the board of directors and committees on which they served.

    The audit committee, presently consisting of Messrs. William W. Sihler, James B. Busey IV and Ms. S. Marce Fuller, met five times during 2000. The committee's functions include the following: serving as an independent and objective party to monitor the Company's financial reporting process and internal control system; reviewing and appraising the audit efforts of the Company's independent auditors; providing an open avenue of communication among the independent auditors, the Company's financial and senior management and the board of directors; and making recommendations to the board as to the nomination of independent accountants for appointment by the stockholders. The audit committee acts under a written charter first adopted and approved by the board of directors in April 2000. Each of the members of the audit committee is 'independent' as defined by the New York Stock Exchange listing standards. A copy of the audit committee charter is attached to this Proxy Statement as Appendix I.

    The executive compensation committee, presently consisting of Messrs. John
R. Myers, William B. Mitchell, and J. McLain Stewart, met three times during 2000. This committee reviews compensation of elected officers prior to submission to the board; establishes specific awards to be made to individuals under the Corporation's modified incentive compensation plan and the Corporation's 1995 Long-Term Incentive Plan; and reviews the establishment and/or amendment of executive compensation plans.

    The committee on directors and governance (formerly known as the nominating committee), presently consisting of Messrs. J. McLain Stewart, James B.
Busey IV, David Lasky, and John R. Myers, met three times in 2000. Consistent with the change of the committee's name, the committee's responsibilities as expanded include the following:
(i) recommending to the board of directors nominees for election as directors;
(ii) establishing procedures for identifying candidates for the board and periodically reviewing potential candidates; (iii) recommending to the board criteria for board membership; (iv) developing recommendations to enhance the board's effectiveness; and (v) reviewing and making recommendations relating to the board's compensation. Any stockholder may recommend nominees to the committee for consideration by writing to the Secretary of the Corporation. Such submission should include the full name and address of each proposed nominee, a statement of his or her business experience and qualifications and a written statement from the proposed nominee consenting to his or her nomination and agreeing to serve if elected.

REPORT OF AUDIT COMMITTEE(1)

    In fulfilling the oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2000.

    The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards board and considered the compatibility of nonaudit services with the auditors' independence. The audit committee also discussed with the auditors the matters set forth in the Statement of Auditing Standards No. 61.

    The audit committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The audit committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K filed with the SEC.

                                          AUDIT COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          WILLIAM W. SIHLER, Chairman
                                          JAMES B. BUSEY IV
                                          S. MARCE FULLER

---------
(1) The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                             EXECUTIVE COMPENSATION

      REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The executive compensation committee (the 'committee') of the board of directors is responsible for the administration of the executive compensation program of the Corporation. The committee is composed of three independent non-employee directors who are not eligible to participate in the Corporation's compensation plans for employees.

    In 2000 the compensation of the executive officers of the Corporation consisted of salary, cash bonus awards under the Modified Incentive Compensation Plan (the 'Bonus Plan') of the Corporation and non-qualified stock options and performance units pursuant to the Corporation's 1995 Long-Term Incentive Plan. The amount of compensation for each of these elements is arrived at through consideration of a number of objective and subjective factors.

SALARY

    Officer salaries are subject to annual review by the committee and are adjusted on the basis of competitive salary ranges for the officers' positions, individual performance and the officers' contributions to the Corporation. Also considered in 2000 were survey data related to compensation of officers in the Corporation's peer group of companies, the recommendations of the Corporation's compensation consultant as to appropriate target salary levels for the Corporation's officers, and each officer's years of service and total compensation received in 1999 and 1998. A number of objective financial measures of performance, corporate or business unit, as appropriate, were also considered. The board acts upon the recommendations of the committee as to salary adjustments. In determining Mr. Benante's salary, the committee took into account the compensation paid by other corporations of similar size and nature and Mr. Benante's years of service and other non-salary compensation. The committee also considered specific measures of corporate performance, including return on assets, return on capital employed, return on equity, and operating cash flow, both for the full years 1999 and 1998, and on a year-to-date basis, for 2000. In 2000, Mr. Benante's annual salary rate was increased by the committee to bring Mr. Benante's annual salary rate more in line with the salaries paid by other corporations of similar size and nature to their chief executive officers of similar years of service.

BONUS

    Since 1998 the Corporation's bonus plan has been structured to align the awards granted under the bonus plan with the performance of the Corporation and its business units as well as to place a value on individual achievements. Payments under the bonus plan are made both to officers and to a broad group of other key employees. The amount of the annual bonus paid to each participant, including Mr. Benante, under the bonus plan is based on the attainment of performance objectives agreed to by senior management, and the committee early in the fiscal year. The 2000 round of bonus awards was made early in the year, and was based on performance during 1999. Early in the year, each participant in the bonus plan is notified of a pre-set bonus range, including a threshold level below under which no bonus will be paid, a target at which the full 'contemplated' bonus would be paid and a maximum award level above the target level. The threshold level is pre-set at approximately 50% of the target and the maximum is set at 200% of the target. Sixty percent (60%) of each bonus award is based on a pre-established quantitative objective ('business unit's operating earnings' as defined in the Long Term Incentive Plan) and forty percent (40%) on pre-established individual qualitative objectives. A target level of operating earnings was proposed by senior management and approved by the committee. In addition to the quantitative factor, the committee also considered the success of participants in attaining their pre-agreed qualitative performance objectives for the year. The qualitative objectives are non-financial in nature, but are measurable and weighted as appropriate to their relative importance to the success of the Corporation.

LONG TERM INCENTIVE AWARDS

    In 2000 the awards made under the Long Term Incentive Plan consisted of performance units and stock options. Made to a broad group of key employees in addition to corporate officers, they are intended to attract and retain highly qualified key employees and to provide those employees with an additional incentive to work over a longer period toward increasing the value of the Corporation and improving the results of the business units with which they are associated.

    In making the 2000 long term incentive target awards the committee considered the effect that the efforts of the recipients could have on the growth of the Corporation and their value to the business. In awarding performance units to its key employees and executive officers, the committee considered specific objectives relating to the gross average annual sales of the individual business unit or the Corporation as a whole, as appropriate, over the three year period ending December 31, 2003 and to the average annual return on capital, as defined, during the same period for the respective organizations. The committee also considered the amount of 1999 and 2000 base pay, the annual bonus received by the awardees in each of those years and the 1999 stock options and performance unit awards that each had received.

    In awarding stock options to its key employees and executive officers, the committee considered the effect such persons' efforts could have on the growth of the corporation. Options were granted with an exercise price of 100% of the market price on the date of grant. The options are exercisable to the extent of one third of the total number of shares covered beginning on the first anniversary of the grant, two thirds from the second anniversary and in full after the third anniversary.

    While to some degree grants were based on subjective factors relating to the performance of individuals, in 2000 the committee continued the practice of having Long Term Incentive Plan awards bear a relationship to base salary, based on the target percentages previously suggested by the Corporation's compensation consultant. Recommendations previously supplied by the Corporation's compensation consultant also confirmed that awards of the size granted under the 1995 Long-Term Incentive Plan were fair and reasonable and consistent with corresponding awards made by other corporations.

    In making a target award of long-term incentive compensation to Mr. Benante, the committee considered factors beyond those applicable to other officers. The committee made this award to Mr. Benante to provide a further incentive for him to continue his efforts to advance the interests of the Corporation. Mr. Benante's dedication to the strategic planning process and the progress that continues to be made in identifying and exploring growth opportunities were considered, as was the impact Mr. Benante's efforts could have on future growth. The committee also considered the compensation awarded other chief executive officers, as reported by a compensation consultant advising the Corporation with respect to its overall executive compensation program. A number of objective financial measures of corporate performance were also considered.

                                          JOHN R. MYERS, Chairman
                                          WILLIAM B. MITCHELL
                                          J. MCLAIN STEWART

                           SUMMARY COMPENSATION TABLE

    The following table contains information concerning the six most highly compensated executive officers of the Corporation as of December 31, 2000.

                                                                          LONG TERM COMPENSATION
                                                                      -------------------------------
                                                                            AWARDS          PAY-OUTS
                                                                      ------------------   ----------
                                          ANNUAL COMPENSATION                (g)
               (a)                  -------------------------------       SECURITIES          (h)             (i)
        NAME AND PRINCIPAL          (b)         (c)          (d)          UNDERLYING          LTIP         ALL OTHER
             POSITION               YEAR     SALARY(1)      BONUS          OPTIONS         PAYOUTS(1)   COMPENSATION(3)
             --------               ----     ---------      -----          -------         ----------   ---------------
                                                                      (NUMBER OF SHARES)
                                                                      ------------------
Martin R. Benante, Chairman and     2000     $359,616      $170,000         11,646          $ 41,107        $ 3,897
Chief Executive Officer             1999     $232,577      $ 81,840         14,987            --            $ 3,505
of Curtiss-Wright Corp.             1998     $181,000      $ 66,000          4,150            --            $ 2,537
David Lasky, Chairman and Chief     2000     $724,685(5)   $437,600           --            $161,700        $56,637(6)
Executive Officer                   1999     $442,308      $275,000          7,759            --            $ 4,634
of Curtiss-Wright Corp.(4)          1998     $441,300      $275,000         15,941            --            $ 4,634
Gerald Nachman, Executive V.P.      2000     $337,308      $170,000          6,599          $ 70,110        $ 2,794
of Curtiss-Wright Corp.;            1999     $330,000      $243,950          8,603            --            $ 2,794
President, Metal Improvement        1998     $337,200      $170,000          7,844            --            $ 2,942
Company, Inc.
George J. Yohrling, V.P. of         2000     $249,058      $135,034          4,930            --            $ 1,325
Curtiss-Wright Corp.;               1999     $232,300      $ 59,299          5,735            --            $ 1,321
President, Curtiss-Wright           1998     $223,400      $ 68,000          5,061            --            $ 1,251
Flight Systems, Inc.
Robert A. Bosi, V.P.-Finance        2000     $183,308      $ 91,200          2,911          $ 46,305        $ 3,765
of Curtiss-Wright Corporation       1999     $172,892      $ 73,500          3,780            --            $ 3,541
                                    1998     $170,000      $ 70,000          3,543            --            $ 3,424
Brian D. O'Neill,                   2000     $156,635      $ 83,160          2,329          $ 16,923        $ 3,136
General Counsel and Secretary       1999     $146,215      $ 15,840          2,503            --            $ 2,699
of Curtiss-Wright Corporation       1998     $132,612      $ 16,000          1,619            --            $ 2,443

---------

(1) Includes salaries and amounts deferred under the Corporation's Savings and Investment Plan and Executive Deferred Compensation Plan.

(2) Payments made to eligible employees based upon the maturity of performance unit grants made in 1996 under the Company's 1995 Long Term Incentive Plan. Year 2000 was the first year such payments were made under the 1995 LTI Plan.

(3) Includes premium payments for executive life insurance paid by the Corporation during the covered fiscal year for term life insurance.

(4) Mr. Lasky was the Company's Chairman and CEO until he retired on April 11, 2000.

(5) Mr. Lasky received a lump sum cash payment of $600,000 in lieu of an award in November 1999 under the Company's long-term incentive plan.

(6) Includes a payment in the amount of $51,923 for accrued vacation time.

                               PERFORMANCE UNITS

    Pursuant to the Corporation's 1995 Long Term Incentive Plan, the Executive Compensation Committee of the board of directors awarded performance units in November 2000 to its executive officers, senior managers and other key employees.

    Performance units are denominated in dollars and payable in cash three years after their award date, contingent upon attaining an average annual return on capital and an average annual growth rate based upon objectives established by the Executive Compensation Committee of the board of directors. Awards to employees of the Corporation's business units are based on the extent to which these objectives are achieved by the business unit, or units, with which the employees are affiliated. Awards to employees of the corporate office are based on the extent to which the Corporation as a whole achieves these objectives.

    The values shown below reflect the potential value at a target value of one dollar per unit payable at the end of the three-year performance period if the Corporation's average return on capital and average annual growth rate objectives are attained. The chart also reflects the fact that each unit may prove to be worth approximately two dollars if both performance targets are substantially exceeded, or nothing at all, depending upon the extent to which the performance targets are not met.

                           AWARD OF PERFORMANCE UNITS

                                        NUMBER OF       MINIMUM                  MAXIMUM     PERFORMANCE
               NAME                       UNITS          VALUE    TARGET VALUE   VALUE(1)      PERIOD
               ----                       -----          -----    ------------   --------      ------
M. Benante.........................    2000 - 150,000     $0        $150,000     $304,500       2001-2003
                                       1999 - 140,250     $0        $140,250     $284,708       2000-2002
                                       1998 -  41,000     $0        $ 41,000     $ 83,230       1999-2001

D. Lasky(2)........................    2000 -    -0-      $0        $    -0-     $    -0-       2001-2003
                                       1999 -  67,500     $0        $ 67,500     $137,025       2000-2002
                                       1998 - 157,500     $0        $157,500     $319,725       1999-2001

G. Nachman.........................    2000 -  85,000     $0        $ 85,000     $172,550       2001-2003
                                       1999 -  82,500     $0        $ 82,500     $167,475       2000-2002
                                       1998 -  77,500     $0        $ 77,500     $157,325       1999-2001

G. Yohrling........................    2000 -  63,500     $0        $ 63,500     $128,905       2001-2003
                                       1999 -  55,000     $0        $ 55,000     $111,650       2000-2002
                                       1998 -  50,000     $0        $ 50,000     $101,500       1999-2001

R. Bosi............................    2000 -  37,500     $0        $ 37,500     $ 76,125       2001-2003
                                       1999 -  36,250     $0        $ 36,250     $ 73,588       2000-2002
                                       1998 -  35,000     $0        $ 35,000     $ 71,050       1999-2001

B. O'Neill.........................    2000 -  30,000     $0        $ 30,000     $ 60,900       2001-2003
                                       1999 -  24,000     $0        $ 24,000     $ 48,720       2000-2002
                                       1998 -  16,000     $0        $ 16,000     $ 32,480       1999-2001

---------

(1) The performance units are denominated in dollars and are contingent upon satisfaction of performance objectives keyed to profitable growth over a period of three fiscal years commencing with the fiscal year following such awards. Based upon the satisfaction of the performance objectives, the value of the units is determined by comparing the number of units to the number of objectives satisfied and assigning a percentage from a pre-established matrix. The maximum percentage available is 203%. If retirement occurs at age sixty-five or thereafter, the performance units are still payable to the employee over the three years following the date of retirement, prorated for the period of employment prior to retirement.

(2) Mr. Lasky was paid a lump sum amount in lieu of the grant of performance units as part of 2000 compensation.

                      OPTIONS GRANTED IN LAST FISCAL YEAR
          PURSUANT TO THE CORPORATION'S 1995 LONG-TERM INCENTIVE PLAN

                                                  % OF
                                  SHARES      TOTAL OPTIONS
                                COVERED BY     GRANTED TO      EXERCISE
                                  OPTIONS     EMPLOYEES IN      PRICE                          GRANT DATE
             NAME               GRANTED(1)        2000        PER SHARE    EXPIRATION DATE  PRESENT VALUE(2)
             ----               ----------        ----        ---------    ---------------  ----------------
Martin R. Benante.............    11,646          9.3%          $47.72     Nov. 20, 2010        $197,400

David Lasky...................      -0-           -0-             --             --             $      0

Gerald Nachman................     6,599          5.3%          $47.72     Nov. 20, 2010        $111,853

George J. Yohrling............     4,930          4.0%          $47.72     Nov. 20, 2010        $ 83,564

Robert A. Bosi................     2,911          2.3%          $47.72     Nov. 20, 2010        $ 49,341

Brian D. O'Neill..............     2,329          1.9%          $47.72     Nov. 20, 2010        $ 39,477

---------

(1) Options were granted with an exercise price of 100% of the market price on the date of grant. The options are exercisable to the extent of one third of the total number of shares covered beginning on the first anniversary of the grant, two thirds from the second anniversary and in full after the third anniversary. The options are not transferable other than upon the death of the optionee, in which case they are transferable pursuant to a designation of the optionee, or by will or by the laws of descent and distribution. If the optionee terminates his or her employment the option expires upon such event; however, if employment is terminated by early retirement under a retirement plan of the Corporation, the option may be exercised within three months following the date of retirement. If retirement occurs at age sixty-five or thereafter, the option may be exercised within three years of the date of retirement but no later than ten years following the option grant date.

(2) These values were calculated using the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula, which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Corporation's options granted to executive officers and other employees. Therefore, the values shown are theoretical and are not intended to reflect the actual values the recipients may eventually realize. Any ultimate value will depend on the market value of the Corporation's stock at a future date. In addition to the stock price at time of grant and the exercise price, which are identical, the following assumptions were used to calculate the values shown: expected dividend yield (1.09 percent, the current yield of the Corporation's common shares on the grant date), expected stock price volatility (23.96 percent, the most recent volatility for the month-end stock prices of the Corporation's common shares for the preceding 3 years), risk-free rate of return (5.87 percent equal to the yield on a 7-year U.S. Treasury bond on the option grant date), and expected exercise of options within seven years from the date of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                         (d)
                                                                      NUMBER OF              (e)
                                                                     SECURITIES            VALUE OF
                                                                     UNDERLYING          UNEXERCISED
                                                                     UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                       (b)                            YEAR-END           YEAR-END(1)
                                     SHARES            (c)            --------           -----------
               (a)                  ACQUIRED          VALUE         EXERCISABLE/         EXERCISABLE/
              NAME                 ON EXERCISE      REALIZED($)     UNEXERCISABLE       UNEXERCISABLE
              ----                 -----------      -----------     -------------       -------------
Martin R. Benante................       0               $0          19,985/23,020     $  336,678/$99,440
David Lasky......................       0               $0          71,914/10,486     $1,411,648/$93,222
Gerald Nachman...................       0               $0          38,371/14,949     $  755,491/$72,792
George J. Yohrling...............       0               $0          19,304/10,440     $  355,951/$48,027
Robert A. Bosi...................       0               $0           20,962/6,612     $  435,230/$32,268
Brian D. O'Neill.................       0               $0            6,948/4,537     $  123,297/$19,221

---------

(1) Calculated by determining the difference between the fair market value of the common stock underlying the options on December 29, 2000 ($46.50, the closing price on the New York Stock Exchange Composite Transactions) and the exercise price of the options on that date.

TERMINATION OF EMPLOYMENT

    Pursuant to a policy designed to retain key employees established by the Corporation's board of directors in 1977, the Corporation has at will agreements with Messrs. Benante, Nachman, Yohrling, Bosi and O'Neill, as well as a number of other key employees, which provide for the payment by the Corporation of severance pay, in the case of involuntary termination of employment other than for cause, in an amount equal to one year's base salary at the time of termination, as well as the continued availability of certain employee benefits, for a period of one year following termination. The agreements provide that such severance pay and benefits also would be made available in the case of voluntary retirement or termination of employment, which is the direct result of a change in the terms or conditions of employment, including a reduction in compensation or in job responsibilities. At the option of the employee, said amount of severance pay may be paid over the two-year period following such termination, in which case such employee benefits would continue in effect for the same period. Under the agreements, the payment of severance pay, and the availability of benefits, is contingent upon a number of conditions, including the employee's performance of his agreements with respect to providing consulting services and not entering into competition with the Corporation.

    Consistent with the Corporation's policy designed to retain key employees, the Corporation also has severance protection agreements with Messrs. Benante, Nachman, Yohrling, Bosi, and O'Neill which provide for payment of severance pay equal to two times the sum of the executive's base salary and average annual bonus over a three-year period and the continued availability of certain employee benefits for a period of two years following termination of employment, in each case if employment is terminated within twenty-four months following a change in control of the Corporation. The agreements further provide for the vesting of all benefits accrued through the termination of employment in the Corporation's Retirement and Retirement Benefits Restoration Plans; provided however, that if vesting under any such Plan is not permitted by applicable law, an actuarially determined lump sum shall be paid in an amount equaling the non-vested benefit under the applicable Plan. The agreements further provide that upon a change in control any previously awarded performance units under the Corporation's 1995 Long-Term Incentive Plan shall be paid on a pro-rata basis for the period of employment and that previously awarded stock options shall become fully vested and exercisable. The severance pay and benefits under the severance protection agreements are in lieu of any that would have been provided under the immediately preceding paragraph of this Proxy Statement.

RETIREMENT PLAN

    The Corporation's Retirement Plan is a tax qualified, defined benefit, trusteed plan. The Plan is non-contributory and covers most employees, including the Corporation's executive officers. On September 1, 1994, the Corporation amended this Plan. Benefits accrued as of August 31, 1994 were transferred into the amended Plan. As of September 1, 1994 the following monthly pension benefits had been accrued: Martin R. Benante, $137; Gerald Nachman, $11,885; George J. Yohrling, $2,559; Robert A. Bosi, $972, and Brian D. O'Neill, $915. These benefits are indexed to reflect increases in compensation, as defined, from that date forward. The Plan as amended provides for an annual benefit at age 65 of 1.5% times the five year final average compensation in excess of social security covered compensation plus 1% of the five year final average compensation up to social security covered compensation, in each case multiplied by the participant's years of service after September 1, 1994, not to exceed 35. In addition, a participant earns a pay-based cash balance credit equal to 3% of his or her compensation.

    The chart below illustrates the estimated aggregate amount of annual benefits on a straight life annuity basis attributable to service on or after September 1, 1994 that would be payable on retirement at age 65 to an employee in the compensation classification specified, under various assumptions as to compensation and years of service. The current compensation covered by the Retirement Plan is substantially equivalent to the cash compensation reported under the headings entitled 'Salary' and 'Bonus' on page 16 of this Proxy Statement for the executive officers listed there.

                                                                   YEARS OF SERVICE
                                                 ----------------------------------------------------
COMPENSATION                                        15         20         25         30         35
------------                                        --         --         --         --         --
  $125,000   ..................................  $ 25,332   $ 33,776   $ 42,221   $ 50,665   $ 59,109
   150,000   ..................................    30,957     41,276     51,596     61,915     72,234
   175,000   ..................................    36,582     48,776     60,971     73,165     85,359
   200,000   ..................................    42,207     56,276     70,346     84,415     98,484
   225,000   ..................................    47,832     63,776     79,721     95,665    111,609
   250,000   ..................................    53,457     71,276     89,096    106,915    124,734
   300,000   ..................................    64,707     86,276    107,846    129,415    150,984
   400,000   ..................................    87,207    116,276    145,346    174,415    203,484
   450,000   ..................................    98,457    131,276    164,096    196,915    229,734
   500,000   ..................................   109,707    146,276    182,846    219,415    255,984
   550,000   ..................................   120,957    161,276    201,596    241,915    282,234

    Under the Employee Retirement Income Security Act of 1974 ('ERISA'), many employees elect a survivor option payable to the employee's spouse and, as a consequence, the amount actually received on retirement by such employee would be less than indicated above. The Internal Revenue Code provides that effective January 1, 2001 the maximum allowable annual benefit under the Retirement Plan is $140,000 (adjusted for each year of employment beyond age 65) and the maximum allowable annual compensation that may be included in the calculation of a benefit under the Retirement Plan is $170,000. These limits are substantially lower than the maximum amounts shown above. Accordingly, the Corporation maintains a Retirement Benefits Restoration Plan (the 'Restoration Plan') whereby all participants in the Retirement Plan whose benefits or compensation under the Retirement Plan would exceed the limitations imposed by the Internal Revenue Code will receive a supplemental retirement benefit equal to the excess of the benefit which would have been payable to them under the Retirement Plan but for said limitations, over the amount payable under the generally applicable formulas of the Retirement Plan, given said limitations. Such supplemental benefit is not funded. The amounts set forth above include amounts payable pursuant to the Restoration Plan. Benefit amounts are not subject to reduction for any Social Security benefits to which Plan participants may be entitled. Credited years of service under the Retirement Plan at December 31, 2000 are as follows: Gerald Nachman, 26 years; George J. Yohrling, 24 years; Martin R. Benante, 22 years; Robert A. Bosi, 11 years; and Brian D. O'Neill, 20 years. For each of these persons as of said date, credited service for purposes of the pay-based cash balance credit referred to above includes six years and four months under the preceding chart.

    In the event of a change in control, the Corporation has agreed to fund a 'Rabbi' trust agreement between the Corporation and PNC Bank, N.A. dated
January 30, 1998, which provides for the payment of the Corporation's obligation under the Restoration Plan referred to in the preceding paragraph.

COMPENSATION OF DIRECTORS

    Currently all directors, excluding Mr. Lasky, who are not also employees of the Corporation receive an annual director's fee of $20,000. The meeting fees for non-employee directors were $1,200 for every board and committee meeting attended. Additionally, an annual retainer for the chairman of committees is paid at the rate of $3,000 per annum. The board of directors also operates under a fee structure, not to exceed $2,000 per day, for non-employee directors who provide services to the Corporation beyond the normal duties of the director. Any such services must be authorized in advance by the board of directors and requested by the chairman of the board. Pursuant to the 1996 Stock Plan for Non-Employee Directors (the 'Stock Plan for Directors') non-employee directors may elect to receive their annual director fees and meeting fees in the form of common stock of the Corporation or in cash or both. Elections have been made to receive shares in lieu of cash fees and to defer receipt of said shares. In 2000, four non-employee directors received a portion of their 1997 and 1998 deferred compensation under the Stock Plan for Directors totaling an aggregate of 1,546 shares of the Corporation's common stock. The aggregate balance of said deferred shares remaining in the Stock Plan for Directors was 11,210 as of December 31, 2000. The shares issued to the four non-employee directors are included in the table on page 5. The aggregate balance of shares remaining in the Stock Plan for Directors has not been included in the table on page 5, since these shares have not yet been issued. In addition, in accordance with the terms of the Stock Plan for Directors each non-employee director appointed to the board in 1996 received 516 shares of common stock in 1996. S. Marce Fuller received 389 restricted shares in April 2000 after her election to the board of directors at last year's annual meeting of stockholders. All of these shares are restricted for a period of five years from the date of grant and during that period may not be sold or transferred and are subject to forfeiture if the director resigns or declines to continue serving as such during that period. These shares are included in the table on page 5. For each director who is not an employee, the Corporation also provides group term life insurance coverage of $50,000.

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total stockholder returns (assuming the reinvestment of dividends) on common stock of the Corporation with such returns of companies listed on the Russell 2000 Index and the S & P Aerospace/Defense Index. The graph assumes $100 invested on
December 31, 1995 in stock of the Corporation and the companies on each of these indices.


                   COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN*
                 AMONG CURTISS-WRIGHT CORP., THE RUSSELL 2000 INDEX
                        AND THE S&P AEROSPACE/DEFENSE INDEX


                               [PERFORMANCE GRAPH]


                                  12/95      12/96     12/97     12/98     12/99    12/00
                                  -----      -----     -----     -----     -----    -----
Curtiss-Wright................   $100.00    $ 95.54   $139.90   $148.92   $146.10  $186.54
Russell 2000..................    100.00     116.49    142.55    138.92    168.45   147.25
S&P Aerospace Defense.........    100.00     133.76    137.61    105.49    102.77   162.02

* $100 invested on 12/31/95 in Stock or Index -- including Reinvestment of Dividends. Fiscal Year ending December 31.

       SECURITY OWNERSHIP AND TRANSACTIONS WITH CERTAIN BENEFICIAL OWNERS

    The following information is given with respect to the persons who, to the knowledge of the Corporation, own beneficially more than 5% of any class of the voting securities of the Corporation outstanding as of February 14, 2001.

                                                              AMOUNT AND NATURE
                                      NAME & ADDRESS OF         OF BENEFICIAL      PERCENT
        TITLE OF CLASS                BENEFICIAL OWNER            OWNERSHIP        OF CLASS
        --------------                ----------------            ---------        --------
Common Stock...................  Unitrin, Inc.(1)             4,382,400 shares       44%
                                 One East Wacker Drive             Direct
                                 Chicago, Illinois 60601

Common Stock...................  Argonaut Group, Inc.(2)       822,200 shares        8.2%
                                 1800 Avenue of the Stars         Indirect
                                 Los Angeles, Cal. 90067

Common Stock...................  GAMCO Investors, Inc.,        773,400 shares        7.7%
                                 And                               Direct
                                 Gabelli Funds, Inc.,          370,300 shares        3.7%
                                 And                               Direct
                                 Gabelli & Company, Inc.(3)      100 shares      Less than 1%
                                 Corporate Center at Rye           Direct
                                 Rye, NY 10580

Common Stock...................  Royce & Associates, Inc.      979,800 shares         9.8%
                                 And                               Direct
                                 Royce Management Co.(4)        3,000 shares     Less than 1%
                                 1414 Ave. of the Americas         Direct
                                 New York, NY 10019


---------
(1) This information is as of January 11, 2001 and is based upon a report on
    Schedule 13D filed by Unitrin, Inc. with the Securities and Exchange Commission.

(2) This information is as of October 9, 1986 and is based upon a report on
    Schedule 13D filed by Argonaut Group, Inc. with the Securities and Exchange Commission.

(3) This information is as of February 7, 2001 and is based upon a report on
    Schedule 13D filed by Gabelli Asset Management Inc with the Securities and Exchange Commission.

(4) This information is as of February 5, 2001 and is based upon a report on
    Schedule 13D filed by Royce & Associates, Inc. with the Securities and Exchange Commission.

                                   PROPOSAL 2
                            INDEPENDENT ACCOUNTANTS

    The board of directors has nominated the firm of PricewaterhouseCoopers LLP for appointment by the stockholders as independent accountants for the purpose of auditing and reporting upon the financial statements of the Corporation for its fiscal year ending December 31, 2001, subject to the approval of its appointment by stockholders at the annual meeting. The firm of PricewaterhouseCoopers LLP was engaged in 1992 and has served in this capacity for the Corporation through the fiscal year ended December 31, 2000. The selection of PricewaterhouseCoopers LLP to serve as independent accountants of the Corporation was based upon a recommendation by the audit committee of the board of directors and was approved by the full board. Representatives of

PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders to make such statements and answer such questions as are appropriate.

    If the stockholders fail to so appoint PricewaterhouseCoopers LLP, the board of directors, pursuant to the by-laws of the Corporation, will appoint other independent accountants to perform such duties for the current fiscal year. It is not contemplated that such appointment of other independent accountants would be submitted to the stockholders for ratification. The appointment of independent accountants to serve with respect to the year 2002 would be acted upon by the stockholders at their annual meeting early in that year.

BOARD RECOMMENDATION

    The board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the calendar year ending December 31, 2001.

                         PRINCIPAL ACCOUNTING FIRM FEES

    The following table sets forth the aggregate fees billed to Curtiss-Wright Corporation for the fiscal year ended December 31, 2000 by the Company's principal accounting firm, PricewaterhouseCoopers, LLP:

Audit Fees and Expenses.....................................  $375,000
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees..............................................  $234,468(a)(b)
                                                              --------
                                                              $609,468
                                                              --------
                                                              --------

---------
 (a) Includes fees for tax consulting, permitted internal audit outsourcing and other non-audit services.

 (b) The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

         OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

    The board of directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

                                          By Order of the Board of Directors

                                          BRIAN D. O'NEILL
                                          Secretary

Dated: March 5, 2001

                                                                      APPENDIX I

                           CURTISS-WRIGHT CORPORATION
                            AUDIT COMMITTEE CHARTER

MEMBERSHIP

    The Audit Committee of the Board of Directors shall consist of at least three independent Directors who shall be appointed by a majority of the whole Board of Directors.

    All of the members of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise. Any question concerning the independence, financial literacy or expertise of a Director shall be determined by the Board of Directors in its business judgment, consistent with any requirements of the New York Stock Exchange and the Securities and Exchange Commission.

    One less than a majority of the members of the Audit Committee, but not less than two members, shall constitute a quorum for the transaction of the business of the Committee and the act of a majority of those Directors present at a meeting at which a quorum is present shall be the act of the Committee.

ACCOUNTABILITY OF INDEPENDENT AUDITORS

    The independent auditors of the Corporation are ultimately accountable to the Board of Directors and the Committee. The Board shall have the ultimate authority to evaluate and, where appropriate, to replace the independent auditors. The Committee shall recommend the firm to be nominated by the Board of Directors as the Corporation's independent auditors for election by the stockholders of the Corporation and shall, where appropriate, recommend to the Board the replacement of the independent auditors.

    Annually, the Committee shall: (i) review a formal written statement from the independent auditors delineating all relationships between the auditors and the Corporation, (ii) discuss with the auditors any such disclosed relationships and their impact on the auditors' independence and (iii) to the extent appropriate, recommend that the Board of Directors take action in response to the auditors' report to satisfy itself of the auditors' independence.

OTHER ACTIVITIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

     1. Consult with the independent auditors and the internal auditors with regard to the audit plan for the current year, including:

        (a) discussion in general terms of the proposed scope of the examination;

        (b) a review of the prior year's independent audit fee and an estimate of the current year's fee; and

        (c) an inquiry into (i) the adequacy and rotation of the independent auditors' staff assigned to the audit and (ii) the adequacy and capabilities of the internal audit staff of the Corporation.

     2. Review, before publication, in consultation with management and the independent auditors, the auditors' proposed report of audit and the annual audited financial statements of the Corporation, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

     3. Discuss with the independent auditors and management, prior to the filing with the Securities and Exchange Commission of the Corporation's Form 10-Q Quarterly Report, the Corporation's interim financial statements, including the matters required to be discussed by Statement of Auditing Standards No. 61.

     4. Submit any report of the Audit Committee required by the Securities and Exchange Commission to be included in the annual proxy statement of the Corporation.

     5. Consider and review with the independent auditors and management any management letter or other report prepared by the independent auditors relating to the prior year's audit, as well as any responses by management thereto.

     6. Periodically, review the activities of the internal auditors.

     7. Review with the independent auditors and management the effect of any significant new or proposed pronouncements of the accounting profession or regulatory bodies on the Corporation's accounting policies and financial statements.

     8. Consult with the independent auditors, the internal auditors and management with regard to their views concerning the adequacy of the internal accounting controls of the Corporation, any major weaknesses discovered and the related corrective actions taken or in progress.

     9. Report to the Board concerning the significant matters reviewed by the Audit Committee at its meetings.

    10. Perform such further functions as shall from time to time be assigned to the Committee by the Board of Directors.

    NOTE: The Corporation's management is responsible for preparing the Corporation's financial statements. The Corporation's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities.

                                  Appendix II

PROXY

                           CURTISS-WRIGHT CORPORATION
               1200 Wall Street West, Lyndhurst, New Jersey 07071

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints MARTIN R. BENATE, ROBERT A. BOSI and BRIAN
D. O'NEILL, and each of them as proxies with power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders on May 4, 2001, at the Renaissance Meadowlands Hotel, 801 Rutherford Avenue, Rutherford, New Jersey on Friday, May 4, 2001, at 2:00 p.m., local time, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, as specified, respecting the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH STOCKHOLDER SPECIFICATIONS. THE BOARD OF DIRECTORS OF CURTISS-WRIGHT CORPORATION RECOMMENDS A VOTE "FOR" EACH OF PROPOSAL ONE AND PROPOSAL TWO. UNLESS DIRECTED BY THIS PROXY TO VOTE OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of the accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

             PLEASE MARK, SIGN, DATE AND MAIL IN ENCLOSED ENVELOPE.
                     NO POSTAGE REQUIRED IN UNITED STATES.

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                    A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED.

Please mark
your votes as    [X]
indicated in
this example

FOR all nominees        (1) ELECTION OF DIRECTORS
listed to the right
(except as marked        Nominees: M.R. Benante, J.B. Busey IV, S.M. Fuller
to the contrary),        D. Lasky, W.B. Mitchell J.R. Myers, W.W. Sihler,
                         J.M. Stewart

                 [ ]

WITHHOLD AUTHORITY
to vote for all nominees
listed to the right

                 [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent public accountants of the Corporation.

                              FOR    AGAINST    ABSTAIN

                              [ ]      [ ]       [ ]

  SIGNATURE________________________ SIGNATURE_____________________DATE ______

(Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. Where more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

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                                FOLD AND DETACH HERE